Exhibit 99.1

Sprint Announces Pricing of $1.0 Billion Guaranteed Notes Offering

Jan 30, 2020

OVERLAND PARK, Kan., Jan 30, 2020 /PRNewswire/ — Sprint Corporation (NYSE:S) announced today that it has priced its previously announced offering of $1.0 billion aggregate principal amount of 7.250% guaranteed notes due 2028. The notes will be guaranteed on a senior basis by Sprint Communications Inc., which guarantee will in turn be guaranteed on a senior subordinated basis by each of the company’s wholly-owned subsidiaries that guarantees its existing credit agreement. The sale of the notes is expected to close on February 3, 2020, subject to customary closing conditions.

Sprint intends to use the net proceeds from the offering to refinance debt.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The notes and the related guarantees will be offered only to persons reasonably believed to be qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act of 1933, as amended (the “Act”) and outside the United States, to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Act. The notes and the related guarantees have not been and will not be registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

About Sprint

Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served 54.2 million connections as of December 31, 2019 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Today, Sprint’s legacy of innovation and service continues with an increased investment to dramatically improve coverage, reliability, and speed across its nationwide network and commitment to launching a 5G mobile network in the U.S.

Cautionary Note Regarding Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding Sprint Corporation’s current expectations and beliefs as to the consummation of the offering of notes and uses of proceeds thereof, as well as other statements that are not historical facts, are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. All information set forth in this release is as of January 30, 2020. Sprint Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from our company’s historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in Sprint Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019 and our Quarterly Report on Form 10-Q for the period ended December 31, 2019.